UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
June 2, 2015

Daegis Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-11807	94-2710559
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer Identification
incorporation)		No.)

600 E. Las Colinas Blvd, Suite 1500
Irving, Texas 75039
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(214) 584-6400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On June 3, 2015, Daegis Inc. (the “Company” or “Daegis”) issued a press release pre-announcing fourth quarter fiscal 2015 estimated total revenue of $6.1 million, a 7% increase sequentially compared to $5.7 million in the third quarter of fiscal 2015. A copy of the press release pre-announcing the Company’s fourth quarter fiscal 2015 estimated total revenue is attached hereto as Exhibit 99.1.

The information contained in Item 2.02 of this Form 8-K and the Exhibit attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 2.05 Costs Associated with Exit or Disposal Activities.

On June 2, 2015, the Company committed to a plan to reduce costs to better align with the needs of the business. This plan will entail a reduction in force with those employees who primarily service the Company’s legal clients. The cost reduction will impact approximately 25 employees. Daegis will incur one-time costs of approximately $300,000 and is expected to save approximately $1.6 million in costs for fiscal 2016 and $1.8 to $2.0 million on an annual basis. A copy of the press release announcing the plan to reduce costs is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release dated June 3, 2015, titled “Daegis Inc. Announces Corporate Update”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 4, 2015

DAEGIS INC. (Registrant)

By:	/s/ Susan K. Conner
Susan K. Conner
Chief Financial Officer